Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made this 1st day of December, 2006, by and between HALIFAX NATIONAL BANK, a Pennsylvania Corporation, having its principal place of business at P.O. Box A, Halifax, Pennsylvania (“Halifax National Bank”); and KIRK D. FOX, of 1575 Shippen Dam Road, Millersburg, Pennsylvania (“ Employee”).

WHEREAS, Employee is an Executive Vice President of Halifax National Bank and has developed an intimate and thorough knowledge of Halifax National Bank’s business methods and operations; and

WHEREAS, the retention of Employee’s services for and on behalf of Halifax National Bank is of material importance to the preservation and enhancement of the value of the Halifax National Bank business;

NOW THEREFORE, in consideration of the mutual covenants set forth below, Halifax National Bank and the Employee agree as follows:

I.  TERM OF EMPLOYMENT

1.1                                Halifax National Bank hereby employs the Employee as Executive Vice President as set forth below, and Employee hereby accepts this employment and agrees to render such services to Halifax National Bank on the terms and conditions set forth in this Agreement.  The initial term of employment under this Agreement shall commence on December 1, 2006 and shall terminate on December 31, 2011, unless further extended or sooner terminated in accordance with the terms and conditions of this Agreement.  After the initial five-year term, this Agreement shall be renewed automatically for the same term unless either the Board of Directors of Halifax National Bank or Employee gives contrary written notice to the other not less than 45 gays in advance of the date on which this Agreement would otherwise terminate.  References to the term of this Agreement shall refer both to the initial term and successive terms.

1.2                                During the term of this Agreement, the Employee shall perform such executive services for Halifax National Bank as are consistent with Employee’s title and as are assigned to Employee by the Halifax National Bank Board of Directors (“Board of Directors”).

II.  COMPENSATION

2.1                                Halifax National Bank will compensate Employee for Employee’s services during the term of the Agreement at a minimum base salary of $90,000.00 per year for the year lending 2006 with annual salary increases, and bonuses, if any, in an amount determined by the Board of Directors each year, less withholding required by law or agreed to by Employee, payable in installments at such times as Halifax National Bank customarily pays its other executive officers.

2.2                                Employee Benefit Plans or Arrangements.  During the term of employment, Employee shall be entitled to participate in all employee benefit plans of Halifax National Bank as presently in effect or as they may be modified by Halifax National Bank from time to time.

2.3                                Expenses.  During the Term of Employment, Employee shall be reimbursed for reasonable travel and other expenses (including telecommunications equipment) incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be required.

III.  TERMINATION

3.1                                Halifax National Bank shall have the right, at any time upon prior written notice               of termination satisfying the requirements of this Agreement to terminate Employee’s employment for just cause.  For the purpose of this Agreement, “termination for just cause” shall mean termination for personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit.  For purposes of this paragraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done or omitted to be done by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of Halifax National Bank.  Any act or omission to act by the Employee in reliance upon an opinion of counsel to Halifax National Bank or counsel to the Employee shall not be deemed to be willful.

3.2                                In the event that the Term of Employment shall be terminated for just cause, the employee shall be only entitled to the following:

I.                                        Any salary payable pursuant to Section 2.1 hereof which shall be accrued as of the Termination Date; and

II.                                    Such rights as Employee shall have accrued as of the Termination Date under the terms of any plans, programs or arrangements in which he participates pursuant to this Agreement hereof, any right to reimbursement for expenses accrued as of the Termination Date and the right to receive the cash equivalent of paid annual vacation, personal and sick leave accrued as of the Termination Date.

3.3                                In the event that the Term of Employment shall be terminated for any other reason than just cause as set forth in Section 3.1 hereof at any time during the term of this Agreement, Employee shall be entitled to receive:

I.                                        Severance pay in an amount equal to three (3) times Employee’s annual compensation which for purposes of this section means Employee’s annual compensation including gross income for federal income tax purpose for the current year immediately proceeding the year in which the termination date occurs, including base salary, non-deferred amounts under annual incentive, long- term performance, and profit sharing plans, distributions of previously deferred amounts under such plans.  The employee, at Employee’s election, ) will be paid the severance pay in either (ii) 36 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date.

II.                                    For three-years after the Termination Date, continued participation in all noncash employee benefit plans, programs or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Employee was entitled to participate immediately prior to the Termination Date.

III.                                Notwithstanding any other provision hereof to the contrary, in the event any payments or benefits Employee may become entitled to pursuant to this Agreement will be subject to the tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Halifax National Bank shall pay to Employee an additional amount (the “Gross-Up Payments”) so that the net amount retained by Executive, after deduction of the Excise Tax (but before deduction for any federal, state or local income tax) on the Severance Payments and after deduction for the aggregate of any federal, state, or local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Severance Payments.  For purposes of determination whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code and as subject to the Excise Tax unless and to the extent, in the written opinion of outside tax counsel and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any non-cash benefits or any deferred payment or benefit (constituting a part of the severance Payments) shall be determined by Halifax National Bank’s independent auditors in accordance with the principles of the Internal Revenue Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Gross- Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee’s residence on the Termination Date.  In the event that the amount of Excise Tax Employee is required to pay is subsequently determined to be less than the amount taken into account hereunder, Employee shall repay to the Halifax National Bank promptly after the time that the amount of such reduction in Excise Tax is finally determined the amount of the reduction, together with interest on the amount of such reduction at the rate of six percent per annum from the date of the Gross-Up Payment, plus, if in the written opinion of outside tax counsel selected by Halifax National Bank and reasonably acceptable to Employee, such payment (or a portion thereof) was not taxable income to Employee when reported or is deductible by Employee for federal income tax purposes, the net federal income tax benefit Employee actually realized as a result of making such payment pursuant to this sentence.  In the event that the amount of Excise Tax Executive is required to pay is subsequently determined to exceed the amount taken into account hereunder, the Halifax National Bank shall make an additional Gross-Up Payment in the manner set forth above in respect of such excess (plus any interest, additions to tax, or penalties payable to Employee with respect to such excess) promptly after the time that the amount can be reasonably determined.

i.                                         The payments provided for in the above-section, shall be made not later than the fifth (5th) business day following the Termination Date; provided,

however, that if the amounts of such payments cannot be finally determined on or before such day, the Bank shall pay to Employee on such day an estimate, as determined in good faith by the Bank, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of six percent per annum) as soon as the amount thereof can be determined.

IV.  CHANGE OF CONTROL

4.1                                 I.                                       For purposes of this Agreement, a “change in control of Halifax National Bank” shall mean a change in control of nature that would be required to be reported promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  Such a change in control shall be deemed to have occurred if (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above, other than Halifax National Bank or any “person” who on this date is a direct or officer of the Halifax National Bank is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Halifax National Bank representing 35% or more of the combined voting power of the Halifax National Bank then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Halifax National Bank cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

II.                                    The occurrence of, or execution of an Agreement providing for, a sale of all or substantially all of the assets of the Halifax National Bank.

III.                                The occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction involving Halifax National Bank, unless (A) the shareholders of the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Halifax National Bank, as the case may be, immediately prior to the consummation of any such transaction will initially represent a majority of the directors of the surviving or resulting corporation.

IV.                                Upon the occurrence of change of control as defined herein, any supplemental executive retirement plan which the Employee is a participant shall be fully funded by the Bank and the Employee shall become fully vested.

4.2                                Notice of Termination.  Upon the occurrence of a Bank Change in Control, the Employee may, within one (l) year after the occurrence of any such event resign from employment by a notice in writing (“Notice of Termination”) delivered to Bank, whereupon Employee will become entitled to the payments described in Section 4.3.

4.3                                Rights of the Employee in the Event of Certain Terminations Following Bank Change in Control.  In the event the Employee validly and timely delivers a Notice of Termination to Bank, the Employee will be entitled to receive the following payments and benefits:

I.              Basic Payments.  The Employee will be paid an amount equal to three (3) times the Base Amount. “Base Amount”, for purposes of this agreement shall mean an amount equal to the average annual compensation payable by Halifax National Bank to the Employee and includable by the Employee in gross income for the most recent five (5) taxable years or such shorter period as the Employee shall have been employed by the Halifax National Bank, ending before the date on which the Bank Change of Control occurred.  The Employee, at Employee’s election, will be paid the Basic Payments in either (i) 36 equal monthly installments, or (ii) a lump sum equal to the present value of the amounts payable under this subsection; commencing within 30 days after his termination of employment.  For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the Termination Date., For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of the Bank or an affiliate thereof shall be taken in account.

II.                                    For three-years after the Termination Date, continued participation in all noncash employee benefit plans, programs or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Employee was entitled to participate immediately prior to the Termination Date.

III.                                Stock Options.  Upon a Bank Change in Control, all stock options therefore granted to the Employee by Bank and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time or by virtue of Employee or the Bank achieving certain performance objectives in accordance with the relevant provisions of any, plan or any agreement.

4.4                                Voluntary Termination, Retirement or Death.  Notwithstanding any other provisions of this Agreement to the contrary, except as expressly provided herein, the respective rights and obligations of the parties thereunder will terminate automatically upon the voluntary termination of the Employee’s employment, Employee’s retirement or Employee’s death.

4.5.                             Disability.  Notwithstanding any other provisions of this Agreement to the contrary, section 4 of this Agreement and the respective rights and obligations of the parties thereunder will terminate automatically upon the termination of the Employee’s employment by reason of disability.  The term “disability” as used in this agreement mean incapacitation, by accident, sickness or otherwise, such that the Employee is rendered unable to perform the services required of Employee by Employee’s then position with Halifax National Bank for a period for six (6) consecutive months.

5.                                      Confidential Business Information; Non-Competition.

I.                                        Executive hereby acknowledges and recognizes the highly competitive nature of the business of Halifax National Bank and accordingly agrees that during the term of employment with the Halifax National Bank and for two (2) years following termination of the Term of Employment for any reason set forth herein then, in consideration of the benefits to which Employee would then be entitled, Employee shall not, except as otherwise permitted in writing by Halifax National Bank:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or in the County of Dauphin, Commonwealth of Pennsylvania.

V. SUCCESSORS, ETC.

6.1                               This Agreement shall inure to the benefit of and be binding upon Employee, and, to the extent applicable, Employee’s heirs, assigns, executors, and personal representatives and Halifax National Bank, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Halifax National Bank assets and business, or with or into which Halifax National Bank may be consolidated or merged.  This provision shall apply in the event of any subsequent merger, consolidation, or transfer.

6.2                               This Agreement is personal to each of the parties and neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

VI.  APPLICABLE LAW

7.                                     This Agreement shall be governed in all respect and be interpreted by and under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HALIFAX NATIONAL BANK

	By:	/s/ David A. Troutman
Board Member

/s/ Paul R. Reigle
Board Member

/s/ David W. Hoover
Board Member

/s/ Joseph D. Kerwin
Board Member

/s/ James M. Lebo
Board Member

WITNESS

/s/ David A. Troutman		/s/ Kirk D. Fox
KIRK D. FOX, Executive Vice President

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Kirk D. Fox (“Fox”) and Halifax National Bank (“Bank”) dated December 1, 2006 is made this 18th day of June, 2008.

WHEREAS, Bank and Fox entered into an employment agreement dated December 1, 2006 (“Employment Agreement”);

WHEREAS, First Perry Bancorp, Inc. (“First Perry”) and HNB Bancorp, Inc. (“HNB”) intend to enter into an Agreement and Plan of Consolidation on or about June 18, 2008 (“Consolidation Agreement”) pursuant to which First Perry and HNB shall consolidate into a new holding company (the “Consolidation”);

WHEREAS, the parties wish to amend the Employment Agreement to provide that the Consolidation Agreement will not and does not constitute a change of control under the Employment Agreement;

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1.  The consolidation of the Bank through the Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. does not constitute a change of control under the Employment Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names or by their authorized representative, on the day and year first above written.

ATTEST:	HNB BANCORP, INC.

/s/ David A. Troutman	By:	/s/ Paul R. Reigle

HALIFAX NATIONAL BANK

/s/ David A. Troutman	By:	/s/ Paul R. Reigle

EXECUTIVE

/s/ Kirk D. Fox
Kirk D. Fox